EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

NaturalShrimp Incorporated
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid	Equity	Common stock, par value $0.001 per shares (1)	457(c)	20,381,858		$5,860,803.27 (2)	$92.70 per $1,000,000	$543.30
Carry Forward Securities
Carry Forward Securities	x
	Total Offering Amounts					$5,860,803.27		$543.30
	Total Fees Previously Paid							$609.33
	Total Fee Offsets
	Net Fee Due							-

(1)

Pursuant to Rule 416 of the Securities Act, the shares of common stock registered hereby also includes an indeterminable number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)

 The proposed maximum offering price per share was computed in accordance with Rule 457(c) promulgated under the Securities Act, based upon the average ($0.28755) of the high ($0.30) and low ($0.2751) sales prices of shares of our common stock as reported on February 18, 2022.